December 14, 2007

OmniaLuo, Inc.
Room 101, Building E6
Huaqiaocheng, East Industrial Park
Nanshan District, Schenzhen 518053
The People’s Republic of China

RE:	Registration Statement on Form SB-2 (the “Registration Statement”) of OmniaLuo, Inc., previously named Wentworth II, Inc. (the “Corporation”)

Ladies and Gentlemen:

We have acted as special securities counsel to the Corporation in connection with the preparation and filing with the United States Securities and Exchange Commission of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling stockholders named therein of up to 6,998,413 shares of the Corporation’s common stock (the “Shares”) and up to 5,704,752 shares of the Corporation’s common stock that are issuable upon exercise of common stock purchase warrants (the “Warrant Shares”).

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Certificate of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the securities purchase and registration rights agreement, warrants and other documents pursuant to which the selling stockholders have acquired or will acquire the Shares and the Warrant Shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the selling stockholders named in the Registration Statement are validly issued, fully paid and non-assessable.

With respect to the Warrant Shares, upon the payment of the consideration therefor provided in, such Warrant Shares will, upon issuance, be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Thelen Reid Brown Raysman & Steiner LLP THELEN REID BROWN RAYSMAN & STEINER LLP